                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                         ENTERTAINMENT PROPERTIES TRUST
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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
                         ENTERTAINMENT PROPERTIES TRUST
                          1200 MAIN STREET, SUITE 3250
                           KANSAS CITY, MISSOURI 64105

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 12, 1999

         NOTICE IS HEREBY GIVEN that the Annual Meeting of the shareholders of Entertainment Properties Trust, a Maryland real estate investment trust (the "Company"), will be held at the AMC Mesquite 30 Theatre, 19919 IH 635, Mesquite, Texas 75149 on Wednesday, May 12, 1999 commencing at 10:00 A.M., central time, or as adjourned from time to time, for the following purposes:

         1. To elect two trustees to hold office for a term expiring at the 2002 Annual Meeting of the shareholders of the Company or until their successors are duly elected and qualified or until their earlier resignation or removal;

         2. To ratify the selection of the accounting firm of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1999; and

         3. To transact such other business as may properly come before the meeting and any adjournment thereof.

         The Board of Trustees of the Company has fixed the close of business on March 17, 1999 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

         All shareholders are cordially invited to attend the meeting. Whether or not you intend to be present at the meeting, the Board of Trustees of the Company asks that you sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. You may revoke your proxy at any time before it is exercised and your proxy will not be used if you attend the meeting and prefer to vote in person. Your vote is important and all shareholders are urged to be present in person or by proxy.

                              By Order of the Board of Trustees



                              Gregory K. Silvers
                              Secretary

March 30, 1999
Kansas City, Missouri

                         ENTERTAINMENT PROPERTIES TRUST
                          1200 MAIN STREET, SUITE 3250
                           KANSAS CITY, MISSOURI 64105

                               ------------------

                                 PROXY STATEMENT
                               ------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 12, 1999

                               ------------------

                                  INTRODUCTION

         This Proxy Statement is being furnished by Entertainment Properties Trust, a Maryland real estate investment trust ("EPR" or the "Company") to its shareholders in connection with the solicitation of proxies by the Board of Trustees of the Company for use at the Annual Meeting of shareholders to be held on Wednesday, May 12, 1999, and any adjournment thereof (the "Annual Meeting"). The Annual Meeting will commence at 10:00 a.m., central time, and will be held at the AMC Mesquite 30 Theatre (one of the Company's portfolio properties), located at 19919 IH 635, Mesquite, Texas 75149.

         This Proxy Statement and the enclosed form of proxy were first mailed to the Company's shareholders on or about April 14, 1999.

PROXIES

         You are requested to complete, date and sign the enclosed form of proxy and return it promptly to us in the enclosed postage prepaid envelope. Shares represented by properly executed proxies will, unless those proxies have been previously revoked, be voted in accordance with the shareholders' instructions indicated in the proxies. If no instructions are indicated, shares will be voted in favor of the election of the nominees for trustee named in this Proxy Statement, in favor of ratifying the selection of the accounting firm of Ernst & Young LLP as the Company's independent auditors for the current year, and, as to any other matter that properly may be brought before the Annual Meeting, in accordance with the discretion and judgment of the appointed proxies. You may revoke your proxy at any time before it is exercised at the Annual Meeting by filing written notice of revocation with the Secretary of the Company, by executing and delivering to the Secretary of the Company a proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

VOTING AT THE MEETING

         For purposes of voting on the proposals described in this Proxy Statement, the presence in person or by proxy of shareholders holding a majority of the Company's total outstanding common shares of beneficial interest, $0.01 par value per share ("Shares"), shall constitute a quorum at the Annual Meeting. Holders of record of Shares as of the close of business on March 17, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. As of the Record Date, 13,861,991 Shares were outstanding and entitled to be voted at the Annual Meeting. Each Share is entitled to one vote on each matter properly coming before the Annual Meeting. Shares represented by a proxy which directs that the Shares be voted to abstain or to withhold a vote on any matter will be counted in determining whether a quorum is present. Shares for which there is a broker non-vote (when a broker holding Shares for clients in street name is not permitted to vote on certain matters without instruction) also will be counted for quorum purposes.

         Trustees are elected by a plurality (a number greater than those cast for any other candidates) of the votes cast, in person or by proxy, of shareholders entitled to vote at the Annual Meeting. The affirmative vote of a majority of the Shares, represented in person or by proxy and entitled to vote at the Annual Meeting, is required (i) to ratify the selection of Ernst & Young LLP as the Company's independent auditors, and (ii) to approve any other matters that may properly come before the Annual Meeting or any adjournment thereof.

         You may withhold authority to vote for either nominee for trustee. You may also abstain from voting on other matters at the Annual Meeting. With respect to the election of trustees, votes withheld from a nominee will be excluded from the vote and will have no effect. Abstentions from the proposal to ratify the selection of the Company's independent auditors or any other proposal will be treated as votes against the proposal. Broker non-votes on any proposal will be treated as Shares for which voting power has been withheld by the beneficial holder and will not be voted at the Annual Meeting.

SOLICITATION OF PROXIES

         This solicitation of proxies for the Annual Meeting is being made by the Board of Trustees. EPR will bear all costs of the solicitation, including the cost of preparing and mailing this Proxy Statement and the enclosed form of proxy. After the initial mailing of this Proxy Statement, proxies may be solicited by mail, telephone, telegram, facsimile, e-mail or personally by trustees, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of Shares held of record by them, and their reasonable out-of-pocket expenses, together with those of EPR's transfer agent, will be paid by EPR.

         A list of shareholders entitled to vote at the Annual Meeting will be available for examination at least ten days prior to the date of the Annual Meeting during normal business hours at the principal executive offices of the Company located at 1200 Main Street, Suite 3250, Kansas City, Missouri. The list also will be available at the Annual Meeting.


                                     ITEM 1

                              ELECTION OF TRUSTEES

         The Company's Board of Trustees currently consists of five trustees. EPR's Declaration of Trust divides the Board of Trustees into three classes, with trustees serving staggered terms of three years or until their successors are duly elected and qualified or until their earlier resignation or removal. The Class I trustee (Scott H. Ward) was originally elected to a one-year term expiring in 1998 and was re-elected in that year to a three-year term expiring in 2001. The Class II trustees (Robert L. Harris and Robert J. Druten) were originally elected to a two-year term expiring at this Annual Meeting and have been nominated for re-election at the Annual Meeting. The Class III trustees (Peter C. Brown and Charles S. Paul) were elected to a three-year term expiring in 2000.

         One of the purposes of this Annual Meeting is to elect two trustees in Class II to serve for a three-year term expiring at the annual meeting of shareholders in 2002. The Board of Trustees has designated Robert

L. Harris and Robert J. Druten as the nominees for election at the Annual Meeting. Unless authority to vote for the nominees is withheld, the Shares represented by properly executed proxies in the form enclosed will be voted for the election of the nominees for trustee. If a nominee should become unavailable for election, the Shares represented by the proxies will be voted for the election of a substitute nominee designated by the Board of Trustees, unless the authority to vote for the nominee who has ceased to be a candidate has been withheld. The nominees have indicated their willingness to serve as trustees if elected, and the Board of Trustees has no reason to believe that the nominees will be unavailable for election.

         THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ROBERT L. HARRIS AND ROBERT J. DRUTEN AS THE TRUSTEES IN CLASS II.

         EPR's Declaration of Trust and Bylaws provide that advance notice of shareholder nominations for the election of trustees must be given. For this Annual Meeting, written notice of a shareholder's intent to make a nomination at the meeting must have been received by the Company's Secretary at EPR's principal executive offices not later than the close of business on December 31, 1998. At future meetings of shareholders, notice of nominations or other business to be brought before the meeting must be delivered to the Company's Secretary at EPR's principal executive offices not later than 60 days nor earlier than 90 days prior to the first anniversary of the Shareholder mailing for the previous year's annual meeting. If the date of the annual meeting of shareholders is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the tenth day following the day on which public announcement of the date of the meeting is first made by the Company. In no event will the public announcement of a postponement or adjournment of an annual meeting to a later date or time commence a new time period for the giving of a shareholder's notice as described above. However, if the number of trustees to be elected to the Board of Trustees is increased and there is no public announcement by the Company naming all of the nominees for trustee or specifying the size of the increased Board at least 70 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice will be considered timely (but only with respect to nominees for any new positions created by the increase) if it is delivered to the Secretary at the principal executive offices of EPR not later than the close of business on the tenth day following the day on which such public announcement is first made by EPR.

         A shareholder's notice of nomination must contain (i) for each person whom the shareholder proposes to nominate for election or reelection as a trustee all information relating to that person that is required to be disclosed in solicitations of proxies for election of trustees in an election contest, or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected); (ii) for any other business that the shareholder proposes to bring before the meeting, a brief description of that business, the reasons for conducting that business at the meeting and any material interest in that business of that shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) for the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (x) the name and address of that shareholder, as they appear on the Company's books, and of that beneficial owner; and (y) the number of Shares of EPR which are owned beneficially and of record by that shareholder and beneficial owner. If no such notice has been received, the chairman of the Annual Meeting is entitled to refuse to acknowledge the nomination of any person which is not made in compliance with the foregoing procedure. The Board of Trustees does not know whether anyone will attempt to nominate another candidate for trustee at this Annual Meeting, but does not believe any such nominations will be made.

THE NOMINEES AND TRUSTEES CONTINUING IN OFFICE

         This table contains certain information with respect to the persons nominated by the Board of Trustees for election as the Class II trustees at the Annual Meeting and each trustee whose term of office will continue after the Annual Meeting.



                                                                          PRESENT
                                                                          POSITION
                                                                          WITH THE                       TRUSTEE
                           NAME                      AGE                  COMPANY                         SINCE
                           ----                      ---                  -------                         -----
NOMINEES
         CLASS II:  TERM TO EXPIRE IN 2002
                  Robert L. Harris.................   40        President and Trustee                     1997

                  Robert J. Druten.................   51        Trustee                                   1997

TRUSTEES CONTINUING IN OFFICE
         CLASS I:  TERM TO EXPIRE IN 2001
                  Scott H. Ward  ..................   41        Trustee                                   1997

         CLASS III:  TERM TO EXPIRE IN 2000
                  Peter C. Brown  .................   40        Chairman of the Board of Trustees         1997
                  Charles S. Paul  ................   49        Trustee                                   1997


         Robert L. Harris has served as President and Trustee of EPR since August 1997. From 1992 until joining EPR, he was employed by AMC Entertainment, Inc. ("AMCE"), most recently serving as a Senior Vice President of AMCE's subsidiary, American Multi-Cinema, Inc. ("AMC") in charge of its international efforts. From 1980 to 1992, Mr. Harris was employed by Carlton Browne & Company, a California-based real estate developer, serving as its President from 1985 to 1992. While at Carlton Browne, Mr. Harris was in charge of development projects totaling in excess of three million square feet, including more than 900,000 square feet of commercial/retail development. Mr. Harris is a director of Imperial Bank and serves on the Board of Pepperdine University's George L. Graziadio School of Business and Management. Mr. Harris is an alumnus of the University of Southern California. He is a member of the International Council of Shopping Centers (ICSC) and has been a speaker at regional conferences on Entertainment Themed Retail Centers ("ETRCs").

         Robert J. Druten is currently Vice President-Administration, Chief Financial Officer and a Corporate Officer of Hallmark Cards Incorporated. From 1991 to 1994, Mr. Druten served as Executive Vice President and Chief Financial Officer of Crown Media, Inc., a cable communications subsidiary of Hallmark Cards. From 1989 to 1991, Mr. Druten served as Vice President of Corporate Development of Hallmark Cards. Mr. Druten serves on the Board of Directors of Hallmark Cards Holdings, Ltd. and Hallmark Entertainment, Inc. Mr. Druten received a Bachelor of Arts in economics from The University of Kansas and a Masters in Business Administration from Rockhurst College.

         Peter C. Brown has served as Chairman of the Board of Trustees of EPR since August 1997 and as a Director of AMCE and AMC since 1992. Mr. Brown was named Co-Chairman of AMCE in 1998 and has served as its President since 1997. Mr. Brown served as Executive Vice President of AMCE from 1994 to 1997. Mr. Brown has served as Executive Vice President of AMC since 1994, and as Chief Financial Officer of AMCE and AMC since 1991. He served as Senior Vice President of AMCE and AMC from 1991 until his appointment as Executive Vice President in August 1994. Mr. Brown served as Treasurer of AMCE and AMC from 1992 through 1994. He served as a consultant to AMCE from October 1990 to October 1991. Prior to that time, Mr. Brown was a Vice President at DJS Inverness, Inc., an investment banking firm located in New York City. Mr. Brown is a graduate of The University of Kansas.

         Charles S. Paul has served as Chairman and Chief Executive Officer of Sega Gameworks, L.L.C. since 1996. Prior to that time, Mr. Paul served as Executive Vice President and a director of MCA Inc. Before joining MCA in 1985, he served in various positions at Atari Inc., including President of the coin-operated game division. Mr. Paul also serves as a director of National Golf Properties, Inc.

         Scott H. Ward has served as Co-President of Russell Stover Candies, Inc. and Whitman's Candies, Inc. since 1993 and as a Vice President of Castle Mountain Ranch, Inc. since 1981. From March 1993 to January 1997 he served as the Chief Financial Officer of Russell Stover Candies and Whitman's Candies. From 1981 to 1993 he served as a Vice President of Russell Stover Candies. Mr. Ward received a Bachelor of Science in business from The University of Kansas and a Masters in Business Administration from The University of Texas.

ARRANGEMENTS OR UNDERSTANDINGS

         There is no arrangement or understanding between any trustee and any other person regarding his selection as a trustee.

COMPENSATION OF TRUSTEES

         The Company pays an annual retainer of $18,000 to each of its trustees who is not an officer or employee of EPR or any of its affiliates (a "Non-Employee Trustee"). The annual retainer is paid 50% in cash and 50% in Shares. A Non-Employee Trustee may elect to receive all of his retainer in Shares and may also elect to defer payment of his annual retainer under EPR's Deferred Compensation Plan for Non-Employee Trustees (the "Deferred Compensation Plan"). Trustees also receive $1,000 for each Board meeting attended, which is paid in cash. Non-employee chairpersons of Board committees receive $1,250 in cash for each committee meeting attended and non-employee members of Board committees receive $750 in cash for each committee meeting attended. Employees of the Company or its affiliates who are trustees are not paid any trustee fees. Trustees are reimbursed for any out-of-town travel expenses incurred in attending Board meetings. In addition, pursuant to EPR's 1997 Share Incentive Plan, each Non-Employee Trustee received an option to purchase 10,000 Shares on the effective date of EPR's Registration Statement for its initial public offering and will automatically receive an option to purchase 3,333 Shares on the date of each annual meeting of shareholders at a price per Share equal to the closing price on EPR's annual meeting date. The initial options awarded to Non-Employee Trustees vest in equal increments over a three year period. Annual options granted to Non-Employee Trustees vest after one year. These options will expire after ten years unless terminated earlier by reason of the trustee's termination of service as a trustee. Except in the case of disability or death, the options terminate 90 days after termination of service. In the event of disability or death, they will terminate after one year. Upon a change in control of the Company, all options become vested and exercisable in full.

         Pursuant to the Deferred Compensation Plan, each Non-Employee Trustee may elect to defer all or a portion of his annual retainer and meeting fees earned as a member of the Board of Trustees. All amounts deferred under the Deferred Compensation Plan will be credited to each participant's Share unit account which will reflect the number of Shares a participant has elected to defer and the amount of any cash a participant elected to defer if the cash were converted into Shares based on the value of the Shares on the date of deferral. Any dividends paid on the Shares during the term of the Deferred Compensation Plan will be paid on the Share units held in a participant's Share unit account and such dividends will be converted into additional Share units. When a participant elects to participate in the Deferred Compensation Plan, he must elect whether he will receive payments from the Plan after termination of his status as a trustee in a lump sum or in substantially equal payments over a period not to exceed 10 years. Upon a change in control of the Company, all amounts will be paid in a lump-sum following termination. All payments made under the Deferred Compensation Plan will be made in Shares equal to the number of Share units allocated to a participant's Share unit account. Cash payments will be made in lieu of fractional shares.

MEETINGS OF THE BOARD AND COMMITTEES

         During 1998 the Board of Trustees held four meetings which were attended by all the trustees. The Company's trustees discharge their responsibilities throughout the year, not only at Board of Trustee and committee meetings, but also through personal meetings, actions by unanimous written consent and communications with members of management and others regarding matters of interest and concern to EPR.

         Pursuant to EPR's Bylaws, the Board of Trustees has established Audit and Compensation Committees of the Board of Trustees. The Board of Trustees does not have an Executive Committee or any other committees.

         The Audit Committee assists the Board of Trustees in fulfilling its responsibilities with respect to the Company's accounting and financial reporting practices and addressing the scope and expense of audit and related services provided by EPR's independent auditors. The Audit Committee is responsible for recommending the appointment of the Company's independent auditors and reviewing the terms of their engagement, reviewing EPR's policies and procedures on internal auditing, accounting and financial controls and reviewing the scope and results of audits and any auditor recommendations. The current members of the Audit Committee are Robert J. Druten and Charles S. Paul. The Audit Committee met once in 1998.

         The Compensation Committee makes recommendations to the Board of Trustees regarding the compensation and benefits of EPR's executive officers and members of the Board of Trustees. The current members of the Compensation Committee are Robert J. Druten and Scott H. Ward. The Compensation Committee met once in 1998.

                             EXECUTIVE COMPENSATION

         Set forth below is information regarding the Company's executive officers:

         David M. Brain has served as Chief Financial Officer of the Company since August 1997 and was appointed Chief Operating Officer this year. He acted as a consultant to AMCE in the formation of the Company during July 1997. From 1996 until that time he was a Senior Vice President in the investment banking and corporate finance department of George K. Baum & Company ("GKB"), an investment banking firm headquartered in Kansas City, Missouri. Mr. Brain's responsibilities at GKB included client advisory assignments involving the establishment of real estate joint ventures and the placement of debt and equity for real estate acquisitions and developments. Before joining GKB, Mr. Brain was in the Kansas City office of KPMG Peat Marwick LLP as Managing Director of the Corporate Finance group, a practice unit that he organized and managed for over 12 years. He received a Bachelor of Arts degree in Economics from Tulane University with honors as a Tulane Scholar and a membership in Phi Beta Kappa, and a Masters in Business Administration from the A.B. Freeman Graduate Business School at Tulane University, where he was awarded an academic fellowship. Mr. Brain serves as a director of Capital for Entrepreneurs, Inc., a venture capital fund, the Center for Business Innovation, Inc., a not-for-profit small business incubator located on the campus of The University of Missouri at Kansas City, and the Council for Entrepreneurship at The University of Missouri at Kansas City.

         Gregory K. Silvers was appointed Vice President, General Counsel and Secretary of the Company in 1998. From 1994 to 1998, he was with the law firm of Stinson, Mag & Fizzell, specializing in real estate law. Mr. Silvers received his J.D. in 1994 from The University of Kansas.

         Fred L. Kennon was appointed Vice-President - Treasurer and Controller of the Company in 1998. From 1984 to 1998 he was with Payless Cashways, Inc., most recently serving as Vice President - Treasurer. Mr. Kennon graduated from Pittsburg State University in 1978 and holds a Masters in Business Administration from The University of Missouri at Kansas City.

         Jon B. Weis was appointed Director of Corporate Communications in 1997. Prior to that, he worked in the Kansas City office of KPMG Peat Marwick LLP as an Associate with the corporate finance division. He received his Bachelor of Arts degree from The University of Missouri at Kansas City.

         The following table describes, for the fiscal year ended December 31, 1998, the compensation of the Company's President and each of its other most highly compensated executive officers whose remuneration for 1999 will exceed $100,000 for services to EPR in all capacities:



                                                SUMMARY COMPENSATION TABLE

                                                                                        Long Term Compensation
                                                    Annual Compensation                         Awards
                                          --------------------------------------- ----------------------------------

                                                                                              Securities
Name and Principal Position                                                                   Underlying
---------------------------                                                                    Options/
                                             Year        Salary       Bonus (1)               SARs(#)(2)
                                             ----        ------       ---------               ----------
Robert L. Harris .......................     1998       $225,000      $112,500                    -
   President and Trustee



David M. Brain .........................     1998       $175,000       $52,500                    -
   Chief Operating Officer and Chief
   Financial Officer
Gregory K. Silvers......................     1998       $120,000          -                     50,000
   General Counsel and Secretary
Fred L. Kennon..........................     1998       $110,000       $22,000                  30,000
   Treasurer and Controller

(1) The bonus payments may be paid in cash (100%), restricted shares (150%) or incentive options (500%).

(2) The options were granted to Mr. Silvers in December 1998, and to Mr. Kennon in September 1998. These options will vest in 20% increments at the end of each of the first five years following the date of grant, and will be exercisable at a price per Share equal to the closing price per Share on the last trading day prior to the grant date.



                               OPTION GRANT TABLE

                                                                                                Grant Date
                                                                                                Present
                                                                                                Value Per
                                       Individual Grants                                        Share(2)
----------------------------------------------------------------------------------------------------------
                         Number of         % of Total
                         Securities        Options
                         Underlying        Granted to        Exercise
                         Options           Employees         Price             Expiration
Name                     Granted           in 1998           (Per Share)(1)    Date
----                     -------           -------           -----------       ----
Gregory K. Silvers       50,000            40%               $18.1875          12/02/09         2.02
Fred L. Kennon           30,000            24%               $14.8125          09/14/09         0.72

     (1) The options become exercisable once they are vested. The options vest evenly over five years (20% increments each year).

     (2) The value of the options at the date of grant was estimated using the Black-Scholes option pricing model with the following assumptions for the year ended December 31, 1998: (i) risk-free investment rate of 4.5% for Mr. Kennon, and 4.7% for Mr. Silvers; (ii) dividend yields at 8%; and (iii) volatility factors of the expected market price of the Company's common Shares of 0.17 for Mr. Kennon and 0.28 for Mr. Silvers.

EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with Robert L. Harris and David M. Brain, pursuant to which Mr. Harris serves as President and Mr. Brain serves as Chief Operating Officer and Chief Financial Officer of the Company, each for a period of two years (extendable at the option of the Company) at an initial annual base compensation of $225,000 and $175,000, respectively, subject to any increases in base compensation approved by the Compensation Committee. The agreements provide for awards under the Entertainment Properties Trust 1997 Share Incentive Plan (the "Share Incentive Plan") described below under "Compensation Committee Report - 1998 Compensation" and for annual performance-based bonuses at maximum, target and threshold levels equal to 60%, 40% and 20% of base salary for Mr. Harris and 40%, 20% and 10% of base salary for Mr. Brain. Under the agreements, if either Mr. Harris or Mr. Brain is terminated by the Company without cause or if either terminates his employment as a result of a material breach of his employment agreement by EPR, he will be entitled to receive, for the unexpired term of his employment agreement, an amount equal to his base salary plus a target performance bonus.

COMPENSATION PROGRAMS

         SUMMARY. The Company has adopted various compensation programs (the "Compensation Programs") to attract and retain trustees, executive officers and other key employees of the Company, to provide incentives to such persons to maximize EPR's Funds from Operations and to enable trustees, executive officers and other key employees of EPR to participate in the ownership of the Company. The Annual Incentive Program provides for the award of incentive payments based on performance. The Share Incentive Plan provides executive officers the opportunity to purchase Shares (the "Share Purchase Program") and to receive performance-based awards of restricted Shares or restricted Share units (the "Restricted Share Program") and provides for the award to executive officers and other key employees of nonqualified options and incentive options to purchase Shares (the "Share Option Program"). The Share Incentive Plan also provides for other awards whose value is based on Shares and which may be paid in cash or Shares or a combination thereof. Performance-based Share and Share unit awards under the Share Incentive Plan may be based upon the same criteria as awards under the Annual Incentive Program. The maximum number of performance Shares which may be awarded to an employee subject to the deductibility limitations of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") is 250,000 for each twelve-month performance period (or, to the extent the award is paid in cash, the maximum dollar amount equal to the corresponding cash value of that number of Shares). Upon the occurrence of a change in control of the Company, all performance conditions will be deemed satisfied. No awards were made for 1998 except in connection with payment of executive bonuses.

         The Compensation Programs are administered by the Compensation Committee, which is authorized to select from among EPR's eligible employees the individuals to whom incentive and other Share-based awards will be granted and to determine the number of Shares or Share-based compensation awarded and the terms and conditions of the awards. The Compensation Committee is also authorized to adopt, amend and rescind rules relating to the administration of EPR's Compensation Programs. No member of the Compensation Committee is eligible to participate in any Compensation Program other than as a non-employee trustee of the Company.

         ANNUAL INCENTIVE PROGRAM. The Annual Incentive Program provides for incentive payments to employees designated by the Compensation Committee. These payments may not exceed $300,000 or 60% of the employee's base salary, whichever is less, and are based on Funds from Operations per Share and other performance criteria deemed relevant by the Compensation Committee. At the option of the recipient, the incentive payments may be paid in cash, restricted Shares or ISO's or a combination of those forms.

         SHARE INCENTIVE PLAN. Pursuant to the Share Incentive Plan, employees of the Company or any of its subsidiaries are eligible to receive options, restricted Shares, restricted Share units, performance Shares, performance Share units and other Share awards or awards based on the value of the Shares. In addition, Non-Employee Trustees receive nonqualified options under the Share Incentive Plan. The purpose of the Share Incentive Plan is to enable EPR to attract and retain employees and trustees of outstanding ability and to provide employees and trustees with an interest in the Company parallel to that of its shareholders.

         SHARE PURCHASE PROGRAM. EPR may provide participants the opportunity to purchase Shares at the fair market value of the Shares at the time of purchase. The Shares may be subject to transfer restrictions and other conditions determined by the Compensation Committee at the time of the grant. Participation in the Share Incentive Plan for more than five years by certain executive officers is contingent upon their owning Shares with a value equal to a multiple of their then existing base salary.

         RESTRICTED SHARE PROGRAM. EPR may grant restricted Shares or restricted Share units from time to time to its employees. Restricted Shares and restricted Share units shall be subject to such terms and conditions as the Compensation Committee determines at the time of the grant. Restricted Shares may also be sold to participants at various prices (or issued without monetary consideration) and may be made subject to such restrictions as determined by the Compensation Committee. In general, restricted Shares may not be sold until the restrictions expire or are removed by the Compensation Committee. Restricted Shares, unlike Share options, have full voting and dividend rights from the date of issuance. All restrictions on restricted Shares lapse upon the occurrence of a change in control of EPR, as defined in the Share Incentive Plan. Restricted Share units may be paid in cash or Shares or a combination thereof as determined by the Compensation Committee.

         SHARE OPTION PROGRAM. EPR may grant options to purchase Shares to its employees from time to time. Options may be either nonqualified options or incentive options and may be issued at prices, and made subject to restrictions, as determined by the Compensation Committee.

         Nonqualified options provide the holder the right to purchase Shares at a specified price that may be less than the fair market value of those Shares on the grant date and usually become exercisable in installments after the grant date. Nonqualified options may be granted for any reasonable term, not to exceed ten years, and may be transferrable in certain limited circumstances.

         Incentive options are designed to comply with the "incentive stock option" provisions of the Code and are subject to the restrictions imposed by the Code, including requirements that the exercise price generally equal the fair market value of the Shares on the grant date and that the term generally not exceed ten years.

         SHARES SUBJECT TO THE SHARE INCENTIVE PLAN. A maximum of 1,500,000 Shares, subject to adjustment upon certain corporate events, are reserved for issuance under the Share Incentive Plan. The limit on the number of Shares subject to options granted to any one individual is 750,000 Shares so long as the grant does not violate EPR's 9.8% ownership limit or cause EPR to fail to qualify as a REIT for federal income tax purposes.

         Prior to the consummation of its initial public offering, pursuant to the Share Incentive Plan and the award agreements entered into thereunder, the Company lent approximately $1.6 million to Robert L. Harris to purchase 80,000 Shares at the initial public offering price pursuant to the Share Purchase Program. In addition, Mr. Harris was granted (i) 40,000 restricted Shares pursuant to the Restricted Share Program and (ii) options to purchase 40,000 Shares pursuant to the Share Option Program.

         The Company also lent approximately $800,000 to David M. Brain to purchase 40,000 Shares at the initial public offering price pursuant to the Share Purchase Program. In addition, Mr. Brain was granted (i) 20,000 restricted Shares pursuant to the Restricted Share Program and (ii) options to purchase 20,000 Shares pursuant to the Share Option Program.

         The borrowings by Mr. Harris and Mr. Brain to purchase Shares are evidenced by full recourse notes bearing interest at 6.1% per annum. Interest accumulates and is added to principal. The notes are payable in three annual installments commencing on the third and ending on the fifth anniversary date of the notes.

         The Company has adopted a Loan Forgiveness Program, under which the Compensation Committee may forgive a portion of the above-referenced indebtedness, using proceeds from the sale of shares upon either (i) a change in control of the Company, or (ii) termination of an employee by reason of death, disability, normal retirement or without cause.

COMPENSATION COMMITTEE REPORT

         The following report was prepared by the Compensation Committee of the Board of Trustees, which has general responsibility for the establishment, direction and administration of all aspects of the compensation policies and programs for the Company's executive officers. During 1998, the Compensation Committee was composed of two independent trustees, Robert J. Druten and Scott
H. Ward, neither of whom is an officer or employee of the Company. Certain executive officers of EPR may attend meetings of the Compensation Committee, but are not present during discussions or deliberations regarding their own compensation. The Compensation Committee meets at least annually or more frequently as the Board of Trustees may request.

                  COMPENSATION PHILOSOPHY. EPR's executive compensation philosophy has several key objectives:

                  - To create a well-balanced and competitive compensation program that utilizes:

                           --        Base salary

                           --        Annual incentives

                           --        Share awards

                  - To reward executives for performance based on internal measures expected to lead to increases in shareholder value.

                  - To ensure that executives are focused on providing appropriate dividend levels and increases in share value through the use of share awards.

                  - To create alignment between the interests of executives and those of EPR's shareholders by requiring share ownership on the part of key executives.

         In determining the appropriate compensation levels for the 1998 fiscal year, a third party consulting firm was used to compare EPR's executive compensation to that of a group of REITs with comparable market capitalization. Several of those REITs are also included in the performance graph contained elsewhere in this proxy statement. EPR compensation levels were targeted at the average for this comparison group of companies for positions with similar job responsibilities.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. As discussed above, the Compensation Committee has general responsibility for the establishment, direction and administration of all aspects of the compensation policies and programs for the Company's executive officers. During 1998, the members of the Compensation Committee were Robert J. Druten and Scott H. Ward. Neither member of the Compensation Committee was, during 1998 or at any previous time, an officer or employee of the Company or any of its subsidiaries.

         1998 COMPENSATION. For the 1998 fiscal year, the Compensation Committee used the following compensation programs to meet its compensation objectives for executive officers:

                  BASE SALARY. Base salaries for the General Counsel and the Treasurer and Controller, both of whom joined EPR in 1998, were established at levels which the Compensation Committee believes were moderately below salaries for similar positions at other companies of substantially equivalent size. Base salaries for 1998 for EPR's President and its Chief Operating Officer and Chief Financial Officer remained at the levels paid during the period from November 1997, when EPR conducted its initial public offering, through the remainder of that year. Mr. Brain's 1999 base salary was increased to $192,000.

                  ANNUAL CASH INCENTIVE AWARDS. Annual cash bonus incentive awards generally are designed to further shareholder interests by establishing a performance target (the "Performance Target") which must be satisfied before any awards are paid to executive officers. The Performance Target is based on, among other measures, increases in Funds from Operations ("FFO") per Share. To establish the Performance Target, the Compensation Committee sets goals for the criteria at the beginning of each year at levels aimed at providing shareholders with an acceptable rate of return. In addition to satisfying the Performance Target, bonus awards are also based on personal performance measured by the extent to which personal goals are achieved.

                  In January 1999, the Compensation Committee awarded Performance Bonuses for the President and the Chief Operating Officer and Chief Financial Officer computed at 50% of base salary ($112,500) for Mr. Harris and 30% of base salary ($52,500) for Mr. Brain. The Performance Bonuses may be paid in cash (100%), restricted Shares (valued at 150% of the cash bonus amount), or ISO's (valued at 500% of the cash bonus amount) or a combination of one or more of those.

                  COMPENSATION FOR THE PRESIDENT. As President, Mr. Harris was compensated during 1998 pursuant to an employment agreement entered into in November 1997. The agreement, which extends through November 1999, with provision for one-year extensions, provides for an annual base salary of $225,000, a signing bonus of $40,000, and participation in the Annual Incentive Program beginning with the 1998 fiscal year. In addition, the agreement provided that the President would purchase 80,000 Shares and receive 40,000 Share options which vest in 20% installments over five years plus 40,000 restricted Shares which vest at the end of five years, unless the Compensation Committee chooses to accelerate vesting. The President received a full-recourse loan from the Company for the purpose of purchasing the 80,000 Shares, with a five-year term and payments of principal and accrued interest due on the third, fourth, and fifth anniversary of the loan. The Loan Forgiveness Program authorizes the Compensation Committee to forgive this debt in the event of a change in control, or the death, disability or retirement of the President. The employment agreement also provides that the President will retain share ownership equal to five times his base salary at the end of five years.

                  In 1998, Mr. Harris received a Performance Bonus of $112,500 and his 1999 base salary was increased by 10%, to $247,500.

                  IMPACT OF INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Code generally limits deductions for federal income tax purposes by publicly held corporations to $1 million of compensation paid to each of the executive officers listed in the corporation's summary compensation table unless compensation in excess of that amount is "performance based" as defined in
Section 162(m). Section 162(m) provides, however, for a transition period of up to approximately three years after a company becomes public before the limitations of Section 162(m) become fully applicable to the company.

                  Although the Compensation Committee has attempted to design the Company's executive compensation programs so that compensation will be deductible in the future under Section 162(m) of the Code, in certain circumstances, it may not be possible or practicable or in the Company's best interests to so qualify compensation programs. In any event, the Compensation Committee anticipates that treatment under Section 162(m) of the Code will not be an issue in the near term because generally no executive officer's non-performance-based compensation is anticipated to exceed $1,000,000 in any one year for the foreseeable future.

COMPANY PERFORMANCE

         The following performance graph for the period January 1, 1998 through December 31, 1998 shows a comparison of cumulative total returns for the Company, the S&P 500 index, the Russell 2000 index (in which EPR is included) and an index of peer companies which are real estate investment trusts ("REITs"). The REITs in the peer group index are Golf Trust, National Golf, Commercial Net Lease Realty, Tri Net, CCA Prison, and Franchise Finance Corporation of America.

         The cumulative total return on investment for the Company, the S&P 500 index, the Russell 2000 index and the index of peer companies is based on the Share price or index at January 1, 1998. The performance graph assumes that the value of an investment in the Company's Shares and each index was $100 at January 1, 1998 and that all dividends were reinvested. The information presented in the performance graph is historical in nature and is not intended to represent or guarantee future returns.



                                     [GRAPH]



                                                       January 1,          December 31,
                                                          1998                 1998
                                                          ----                 ----
Entertainment Properties Trust ...................       $100.00             $ 93.55
S&P 500 index ....................................       $100.00             $133.00
Peer Group index .................................       $100.00             $ 98.52
Russell 2000 index ...............................       $100.00             $ 99.05


                           OWNERSHIP OF COMPANY SHARES

         The following tables set forth certain information as of March 17, 1999 regarding the beneficial ownership of Shares by each person known to the Board of Trustees to own beneficially 5% or more of the Company's Shares, by each trustee and nominee for trustee of the Company, by each executive officer named in the Summary Compensation Table under "Executive Compensation" and by all trustees and officers of EPR as a group. All information with respect to beneficial ownership has been furnished by the respective trustees, officers or 5% or more shareholders, as the case may be.

5% OWNERS


   Name and Address of                                   Amount and Nature of               Percentage of Shares
     Beneficial Owners                                 Beneficial Ownership (1)                Outstanding (1)
-------------------------                              ------------------------               ----------------
Glickenhaus & Co.                                                890,700                          6.43%
6 East 43rd Street
New York, NY 10017

Equitable Companies, Inc.                                     1,711,800                         12.35%
787 Seventh Ave.
New York, NY 10019


MANAGEMENT


                                                         Amount and Nature of               Percentage of Shares
Name                                                   Beneficial Ownership (1)                Outstanding (1)
--------------------                                   ------------------------                ---------------
Peter C. Brown                                                 12,500 (4)                            0.09%
Robert L. Harris                                              162,500 (2)(3)(4)                      1.17%
David M. Brain                                                 83,100 (2)(3)                         0.60%
Charles S. Paul                                                10,466 (4)                            0.07%
Robert J. Druten                                               10,932 (4)                            0.07%
Scott H. Ward                                                  60,466 (4)                            0.43%
Gregory K. Silvers                                             50,000 (4)                            0.36%
Fred L. Kennon                                                 30,000 (4)                            0.22%
All trustees and executive officers as a                      429,963 (2)(3)                         3.10%
     group (8 persons)


(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all Shares shown as beneficially owned by them. Percentage ownership calculations are based on 13,861,991 Shares outstanding.

(2)   See "Executive Compensation."

(3) Of the Shares indicated, 40,000 (Mr. Harris) and 20,000 (Mr. Brain) are restricted Shares granted pursuant to the Restricted Share Program.

(4) Includes Shares which the individual has the right to acquire under existing options.

                                     ITEM 2

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The Board of Trustees, upon recommendation of the Board's Audit Committee, has selected the independent certified public accounting firm of Ernst & Young LLP as the Company's independent auditors to audit the financial statements of the Company for the year ending December 31, 1999. Shareholders will have an opportunity to vote at the Annual Meeting on whether to ratify the Board's decision to appoint the auditors.

         Ernst & Young LLP has served as the Company's independent auditors since its initial public offering in November 1997. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

         Submission of the selection of the independent auditors to the shareholders for ratification will not limit the authority of the Board of Trustees to appoint another independent certified public accounting firm to serve as independent auditors if the present auditors resign or their engagement otherwise is terminated. If the shareholders do not ratify the selection of Ernst & Young LLP at the Annual Meeting, the Company intends to call a special meeting of shareholders to be held as soon as practicable after the Annual Meeting to ratify the selection of another independent certified public accounting firm as independent auditors for the Company.

         THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE SELECTION OF ERNST & YOUNG LLP.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's trustees and executive officers and persons who own more than 10% of EPR's outstanding Shares to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership in the Company's Shares. Securities and Exchange Commission regulations require trustees, executive officers and greater than 10% shareholders to furnish EPR with copies of all Section 16(a) reports they file.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1998, all Section 16(a) filing requirements applicable to its trustees, executive officers and greater than 10% shareholders were complied with.

                          OTHER BUSINESS AT THE MEETING

        The Board of Trustees is not aware of, and does not intend to present, any matter for action at the Annual Meeting other than those referred to in this Proxy Statement. If any other matter properly comes before the Annual Meeting or any adjournment, it is intended that the holders of the proxies solicited by the Board of Trustees will vote on such matters in their discretion in accordance with their best judgment.

                                  ANNUAL REPORT

         The Company's Annual Report to Shareholders, containing financial statements for the year ended December 31, 1998, is being mailed with this Proxy Statement to all shareholders entitled to vote at the Annual Meeting. The Annual Report is not to be regarded as proxy solicitation material.

                  SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         It is presently anticipated that the 2000 Annual Meeting of Shareholders will be held on or about May 10, 2000. Shareholder proposals intended for inclusion in the proxy statement for the 2000 Annual Meeting of Shareholders must be received at the Company's offices, located at 1200 Main Street, Suite 3250, Kansas City, Missouri 64105, within a reasonable time before the proxy solicitation for the meeting is made, but in no event later than the date described under "Election of Trustees." Such proposals must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission. Shareholder proposals should be addressed to the attention of the Secretary of the Company.

                                   By Order of the Board of Trustees



                                   Gregory K. Silvers
                                   Secretary

March 30, 1999
Kansas City, Missouri

                         ENTERTAINMENT PROPERTIES TRUST
          PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS - MAY 12, 1999
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

     The undersigned shareholder of Entertainment Properties Trust (the "Company"), hereby constitutes and appoints Peter C. Brown and Robert L. Harris, and each of them, his Attorneys and Proxies (with full power of Substitution in each), and authorizes them to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held at the AMC Mesquite 30 Theatre, 19919 IH 635, Mesquite, Texas 75149 on Wednesday, May 12, 1999 at ten o'clock a.m., and at any adjournment thereof, and to vote the common shares of beneficial interest of the Company held by the undersigned as designated below on proposals 1 and 2.

     This Proxy when properly executed will be voted in the manner directed by the shareholder, but if no direction is made, this Proxy will be voted FOR proposals 1 and 2.

1.   Election of Trustees

     [ ] FOR The Trustees listed (except as marked below)    [ ] WITHHOLD AUTHORITY to vote for the Trustees

         Robert L. Harris          Robert J. Druten

2.   Proposal to Approve and Ratify Appointment of Ernst & Young LLP, as the independent public accountants for the Company for 1999.

     [ ] FOR                       [ ]    AGAINST                  [ ]  ABSTAIN

3.   To act upon such other matters, as may properly come before the meeting.

PLEASE MARK (ON REVERSE SIDE), SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, trustee or other representative capacity, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer.

The signer hereby revokes all proxies heretofore given to vote at the meeting or any adjournment thereof.


                                                  _____________________________
                                                    Signature of Shareholder

                                                  _____________________________
                                                    Signature of Shareholder

                                                  Dated___________________,1999